AGREEMENT

THIS AGREEMENT is made and entered into as of this _____ day of May, 2005, by and among the persons and entities listed on Schedule A hereto (individually, a "Criterion Party" and collectively, the "Criterion Parties") and Centra Software, Inc., a Delaware corporation (the "Company").

WHEREAS, the Criterion Parties filed a joint statement on Schedule 13D under the Securities Exchange Act of 1934, as amended (the "1934 Act"), dated October 12, 2004 reflecting beneficial ownership of the common stock, $0.001 par value, of the Company (the "Common Stock") in excess of five percent (5%);

WHEREAS, by letter dated January 28, 2005 addressed to the Nominating and Governance Committee of the Company, Evan C. Marwell, an affiliate of the Criterion Parties ("Marwell"), expressed an interest in joining the Company's Board of Directors;

WHEREAS, by letters dated April 1, 2005 and April 13, 2005, pursuant to Section 220 of the Delaware General Corporation Law (the "DGCL"), the Criterion parties requested, among other things, copies of the Company's list of record stockholders for the purpose of communicating with other stockholders of the Company on matters relating to their interests as stockholders, including, but not limited to, the composition of the Company's Board of Directors, the potential removal of existing Directors and election of Directors to be nominated by the Criterion Parties;

WHEREAS, the Company has heretofore furnished to the Criterion Parties certain of the materials requested in the letters of April 1 and April 13, 2005;

WHEREAS, by letter dated May 20, 2005 the Criterion Parties notified the Company of their intention to nominate Marwell and Anthony Swei ("Swei") for election as Directors at the 2005 Annual Meeting of Stockholders and to the solicit proxies in support of the election of Marwell and Swei as Directors (the "Possible Proxy Contest");

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to avoid the expense and distraction of a Possible Proxy Contest;

WHEREAS, the Board and the Criterion Parties believe it to be in the best interest of the Company to fill a vacancy on the Board of Directors in the class of Directors having a term expiring at the Annual Meeting of Stockholders in 2007, by electing Marwell to be a Class II Director; and

WHEREAS, the Criterion Parties have agreed among other things to terminate actions in furtherance of a Possible Proxy Contest, including withdrawing the May 20, 2005 Notice of nomination of Marwell and Swei for election as Directors at the 2005 Annual Meeting of Stockholders, and to vote shares of common stock in favor of the nominees proposed by the Board of Directors in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Section 1. Appointment of Class II Director.

1.1 Appointment. The Company agrees that, as the initial item of business to be taken up at the meeting of the Board of Directors immediately following the 2005 Annual Meeting of Stockholders, the Board will appoint Marwell as a Class II Director pursuant to Section 4.6 of the by-laws of the Company. The Board will consider in good faith the appointment of Marwell to one or more standing committees of the Board of Directors at that time.

1.2 Access to Board Information. The Company shall furnish Marwell with the set of materials prepared for and provided to the Directors in advance of the meeting of the Board of Directors to be held following the 2005 Annual Meeting of Stockholders. Such materials shall be delivered to Marwell at the time they are delivered to the Directors. Marwell agrees to keep all such materials and information confidential and to use the same only in furtherance of his duties as a Director of the Company.

Section 2. Covenants of the Parties.

2.1 Terminate Possible Proxy Contest. Simultaneously with the execution and delivery of this Agreement, each of the Criterion Parties shall cease all efforts, direct and indirect, in furtherance of a Possible Proxy Contest, including, without limitation, by filing an amendment to the Criterion Parties' Joint Statement on Schedule 13D disclosing the terms and conditions of this Agreement. Each Criterion Party hereby withdraws the April 1, 2005 and April 13, 2005 requests for information pursuant to Section 220 of the DGCL and the May 20, 2005 notice of nomination of Marwell and Swei for election as Directors.

2.2 Support of Nominees Selected by the Board. Each Criterion Party shall cause all shares of the Company's Common Stock beneficially owned by it, and all shares of Common Stock acquired after the day hereof and prior to the conclusion of the 2005 Annual Meeting of Stockholders with respect to which it has the power to direct the voting of such shares, to be voted in favor of the election of the individuals identified as nominees for Directors selected by the Board of Directors and any actions required in furtherance thereof, at the 2005 Annual Meeting of Stockholders or at any adjournments or postponements thereof. Promptly following the mailing of the definitive proxy statement of the Company for the 2005 Annual Meeting of Stockholders, each Criterion Party agrees to deliver to the Company a proxy in favor of the nominees identified in the proxy statement of the Company, in the form attached hereto as Exhibit A, which shall be irrevocable with respect to the shares of Common Stock beneficially owned by such party.

2.3. Standstill Obligations. Each Criterion Party hereby agrees with the Company that, during the period commencing on the date hereof and ending on the first anniversary of the 2005 Annual Meeting of Stockholders of the Company (the "Standstill Period"), none of the Criterion Parties or their affiliates or associates (A) will directly or indirectly or (B) will directly or indirectly solicit, request, advise, aid, assist or encourage any other person or entity to:

(a) solicit proxies or written consents of stockholders with respect to Common Stock under any circumstances, or make, or in any way participate in, directly or indirectly, any "solicitation" of any "proxy" to vote any shares of Common Stock, or become a "participant" in any "solicitation" (as such terms are used or defined in Regulation 14 promulgated under the General Rules and Regulations under the 1934 Act) whether or not relating to the election or removal of directors of the Company except as may be required by Section 2.2 hereof;

(b) seek to call, or to request the call of, a special meeting of stockholders of the Company or demand to inspect any records of the Company pursuant to Section 220 of the DGCL; provided, however, that the restrictions on action set forth in this Subsection 2.3(b) shall not limit, impair or otherwise affect the right of Marwell to take action solely in his capacity as a Director of the Company;

(c) submit or propose for consideration at any meeting of the Company's stockholders one or more stockholder proposals, as described in Rule 14a-8 under the 1934 Act or otherwise; or

(d) make public, or cause or assist any other person to make public (including by disclosure to any journalist, other representative of the media or securities analyst) any request for any waiver or amendment of any provision of this Agreement, or the taking of any action restricted hereby.

2.4 Mutual Covenant. The Company, on the one hand, and each of the Criterion Parties, on the other hand, hereby agree that during the Standstill Period each such party shall not, directly or indirectly, institute any claim, action, cause of action, suit, administrative action or proceeding of any kind, against the other party or any of its former, present or future directors, officers, employees, representatives, agents (hereinafter collectively referred to as a "Cause of Action") or solicit, advise, encourage, and or assist, directly or indirectly, any person or entity in bringing any such Cause of Action, except to the extent necessary to enforce its rights under this Agreement.

Section 3. Public Statements.

3.1. Press Release. Promptly after the execution of this Agreement, the Company will issue a press release substantially in the form of Exhibit B attached hereto. Thereafter, during the Standstill Period, except (i) as required by law in a Schedule 13D Amendment prepared by any Criterion Party, or (ii) as required by law in proxy materials prepared by the Company pursuant to Regulation 14A of the 1934 Act or in any report required to be filed by the Company pursuant to the 1934 Act or (iii) otherwise as may be required by law (it being understood that nothing contained in this Section 3.1 shall be deemed to permit any action or disclosure which is otherwise prohibited by this Agreement), the Company, on the one hand, and each of the Criterion Parties, on the other hand, hereby agree that each such party and its affiliates and associates shall not, directly or indirectly, make or issue or cause to be made or issued under circumstances reasonably likely to result in public disclosure or dissemination, any disclosure, announcement or statement concerning the other party or any of its respective past, present or future general partners, directors, officers, or employees without the prior written consent of the other party; provided, that the foregoing shall not limit, impair or otherwise affect the obligation of any Director of the Company, including Marwell upon his election, to fulfill the duty of candor owed to the other Directors and to the stockholders of the Company.

3.2 No Derogatory Statements. The Company, on the one hand, and each of the Criterion Parties, on the other hand, hereby agree that during the Standstill Period, each such party and its affiliates and associates shall not, directly or indirectly, make or issue or cause to be made or issued any disclosure, announcement or statement (including, without limitation, the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) concerning the other party or any of its respective past, present or future general partners, directors, officers, or employees, which portrays such party or any of its respective past, present or future general partners, directors, officers, or employees in an unfavorable light; provided, that the foregoing shall not limit, impair or otherwise affect the obligation of any Director of the Company, including Marwell upon his election, to fulfill the duty of candor owed to the other Directors and to the stockholders of the Company.

3.3. No Limitation on Rights. Nothing in this Section 3 shall prevent any of the parties hereto from enforcing its rights under this Agreement or shall impose any limitation on any of the parties or their respective past, present or future general partners, directors, officers, or employees in defending any claim, action, cause of action, suit, administrative action or proceeding of any kind, including, without limitation, any federal, state or other governmental proceeding of any kind, against any of them.

Section 4. Representations and Warranties.

4.1. Due Authorization. Each of the parties hereto represents and warrants with respect to itself that such party is duly empowered and authorized to execute, deliver and perform this Agreement, that such party has taken all necessary action to authorize the execution, delivery and performance of this Agreement, that this Agreement has been duly authorized, executed and delivered by such party and that this Agreement is the valid and binding agreement of such party, enforceable against such party in accordance with its terms.

4.2. Beneficial Ownership. Each of the Criterion Parties hereby represents and warrants to the Company that as of the date hereof: the Criterion Parties and their affiliates and associates are the beneficial owners (as determined in accordance with the provisions of Rule 13d-3 promulgated under the 1934 Act) of the respective number of shares of Common Stock set forth opposite their names on Schedule A hereto which aggregate 1,736,900 shares of Common Stock.

Section 5. Remedies.

5.1. Irreparable Harm. Each party hereto acknowledges and agrees that irreparable injury to the other parties would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in The Commonwealth of Massachusetts, in addition to any other remedy to which they may be entitled at law or in equity.

5.2. Jurisdiction and Venue. Each party hereto agrees that any legal action or proceeding arising out of or relating to this Agreement, any of the transactions contemplated hereby or any document referred to herein, shall be instituted only in a state or federal court located in The Commonwealth of Massachusetts, and such party consents to the jurisdiction and venue of those courts and waives any objection to the inconvenience of those forums for such legal action or proceeding.

Section 6. Miscellaneous.

6.1. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matters hereof. This Agreement may be amended only by an agreement in writing executed by the parties hereto.

6.2. Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

6.3. Pronouns. Whenever the singular number is used herein, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

6.4. Notices. All notices, requests and other communications required or permitted hereunder shall be in writing and shall be sufficiently given if delivered by hand, or sent by certified mail postage prepaid, by overnight courier service, or by telecopy or other written form of electronic communication confirmed in writing to the address set forth below:

if to the Company:

Centra Software, Inc.
430 Bedford Street
Lexington, Massachusetts 02420
Attn: Leon Navickas, President and Chief Executive Officer
Facsimile: (781) 863-7288

With a copy to:

Robert L. Birnbaum, Esq.
Foley Hoag LLP
155 Seaport Boulevard
Boston, Massachusetts 02210
Facsimile: (617) 832-7000

and if to the Criterion Parties:

R. Daniel Beckham
Criterion Capital Management LLC
435 Pacific Avenue, 5th Floor
San Francisco, CA 94133
Facsimile: (415) 249-1299

With a copy to:

Michael S. Ringler, Esq.
Wilson, Sonsini, Goodrich & Rosati P.C.
One Market Street
Spear Tower, Suite 3300
San Francisco, CA 94105
Facsimile: (415) 947-2099

or to such other address as shall be furnished in writing by the Company or the Criterion Parties, as the case may be, to the other party, and such notice, request or communication shall be deemed to have been given as of the date so delivered, mailed, dispatched or transmitted and confirmed in writing (except that notice of a change of address shall not be deemed to have been given until received by the addressee).

6.5. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

6.6. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware.

6.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

6.8. Joint Obligations. All obligations under this Agreement of the Criterion Parties shall be joint and several; provided, however, that in the event that any Criterion Party hereafter files a Schedule 13D Amendment indicating that such Criterion Party is no longer a member of the group of Criterion Parties, no other Criterion Party shall be jointly and severally obligated for such Criterion Party's actions taken more than ninety (90) days after the filing of such Schedule 13D Amendment.

6.9. Certain Definitions. The terms "affiliate" and "associate" as used in this Agreement shall have the meanings ascribed to them in Rule 12b-2 under the General Rules and Regulations under the 1934 Act, as presently in effect. For purposes of this Agreement, beneficial ownership shall be determined in accordance with the provisions of Rule 13d-3 under the 1934 Act, as presently in effect. As used in this Agreement, the term "person" or "entity" shall mean any individual, partnership, corporation, group, syndicate, trust, government or agency thereof, or any other association or entity.

6.10. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.11. Waiver; Amendment. Any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefit of such obligation, covenant, agreement or condition only by a written instrument signed by such party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed individually or by its duly authorized representative, as of the date first above written.

CENTRA SOFTWARE, INC.

By:
Leon Navickas, President and Chief Executive Officer

CRITERION CAPITAL MANAGEMENT, LLC

By:
Christopher H. Lord, Manager

CRITERION INSTITUTIONAL PARTNERS, LP

By: Criterion Capital Management, LLC, its General Partner

By:
Christopher H. Lord, Manager

CRITERION CAPITAL PARTNERS, LP
By: Criterion Capital Management, LLC, its General Partner

By:
Christopher H. Lord, Manager

CRITERION CAPITAL PARTNERS LTD.

By:
Name:
Title:

Christopher H. Lord

Evan C. Marwell

Anthony Swei

Schedule A

Criterion Capital Management, LLC

Criterion Institutional Partners, LP

Criterion Capital Partners, LP

Criterion Capital Partners, Ltd.

Christopher H. Lord

Evan C. Marwell

Anthony Swei

Exhibit A

IRREVOCABLE PROXY

      The undersigned stockholder (the "Shareholder") of Centra Software, Inc., a Delaware corporation (the "Company"), hereby irrevocably appoints and constitutes each of Leon Navickas and Melinda J. Brown (collectively, the "Proxyholders"), the agents, attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of the Company which are listed below (the "Shares"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof and prior to the date this proxy terminates, to vote the Shares as follows: the Proxyholders named above are empowered at any time prior to termination of this proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of the Company stockholders, and in every written consent in lieu of such a meeting, or otherwise, in favor of the reelection of ● and ● as Directors of the Company.

      The Proxyholders may not exercise this proxy on any other matter. The Shareholder may vote the Shares on all matters other than those set forth in the immediately preceding paragraph. The proxy granted by the Shareholder to the Proxyholders hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of the Shareholder set forth in the Agreement between the Shareholder and the Company dated May __, 2005 (the "Agreement"), and is irrevocable and coupled with an interest in such obligations and in the interests in the Shareholder set forth in the Agreement.

      This proxy will terminate upon the termination of the Agreement in accordance with its terms. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given until such time as this proxy shall be terminated in accordance with its terms. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned Shareholder agrees to notify any purchaser of the Shares of the existence of this irrevocable proxy. The undersigned Shareholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of the Company and with any Inspector of Elections at any meeting of the shareholders of the Company.

      This proxy is irrevocable and shall survive the insolvency, incapacity, death or liquidation of the undersigned.

Dated: June __ 2005.

Signature

Name (and Title)

Shares of Company Common Stock beneficially owned:

Exhibit B

[TO BE PROVIDED.]